                               FOXFIRE APARTMENTS
                         6664 PEACHTREE INDUSTRIAL BLVD.
                               DORAVILLE, GEORGIA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 9, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 17, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    FOXFIRE APARTMENTS
       6664 PEACHTREE INDUSTRIAL BLVD.
       DORAVILLE, DEKALB COUNTY, GEORGIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 266 units with a total of 280,700 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 24 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 67% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 9, 2003 is:

                                   ($10,300,000)

                               Respectfully submitted,
                               AMERICAN APPRAISAL ASSOCIATES, INC.

                               -s- Michael Bates
July 17, 2003                  Michael Bates, MAI
#053272                        Assistant Manager, Real Estate Group
                               State of Georgia, Certified General Real Property
                               Appraiser
                                 #CG00685

Report By:
Phillip McGinnis

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.............................................................   4
Introduction..................................................................   9
Area Analysis.................................................................  11
Market Analysis...............................................................  14
Site Analysis.................................................................  16
Improvement Analysis..........................................................  16
Highest and Best Use..........................................................  17

                                    VALUATION

Valuation Procedure...........................................................  18
Sales Comparison Approach.....................................................  20
Income Capitalization Approach................................................  26
Reconciliation and Conclusion.................................................  38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Foxfire Apartments

LOCATION:                         6664 Peachtree Industrial Blvd.
                                  Doraville, Georgia

INTENDED USE OF ASSIGNMENT:       Court Settlement

PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate

INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 9, 2003

DATE OF REPORT:                   July 17, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

  Size:                           24 acres, or 1,045,440 square feet
  Assessor Parcel No.:            18-356-01-025
  Floodplain:                     Community Panel No. 1300650016H (May 7, 2001)
                                  Flood Zone X, an area outside the floodplain.
  Zoning:                         RM-100 (Multifamily Residential)

BUILDING:

  No. of Units:                   266 Units
  Total NRA:                      280,700 Square Feet
  Average Unit Size:              1,055 Square Feet
  Apartment Density:              11.1 units per acre
  Year Built:                     1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                         Market Rent
                         Square      -------------------       Monthly          Annual
Unit Type                 Feet       Per Unit     Per SF       Income           Income
----------------------------------------------------------------------------------------
1BR/1BA-1A10                900        $630        $0.70      $ 90,720        $1,088,640
2BR/2BA-2A20              1,150        $750        $0.65      $ 37,500        $  450,000
3BR/2BA-3A20              1,300        $900        $0.69      $ 64,800        $  777,600
                                                   Total      $193,020        $2,316,240

OCCUPANCY:                        67%
ECONOMIC LIFE:                    45 Years
EFFECTIVE AGE:                    25 Years
REMAINING ECONOMIC LIFE:          20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                              SUBJECT PHOTOGRAPHS

[VIEW OF ENTRANCE SIGNAGE PICTURE]              [VIEW OF LEASING OFFICE PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

  As Vacant:                      Hold for future multi-family development
  As Improved:                    Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                              Amount               $/Unit
                                                              ------               ------
DIRECT CAPITALIZATION
Potential Rental Income                                    $2,316,240              $8,708
Effective Gross Income                                     $2,198,116              $8,264
Operating Expenses                                         $1,001,006              $3,763            45.5% of EGI
Net Operating Income:                                      $1,130,611              $4,250

Capitalization Rate                                        10.50%
DIRECT CAPITALIZATION VALUE                                $10,400,000 *           $39,098 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      18%
Stabilized Vacancy & Collection Loss:                      14%
Lease-up / Stabilization Period                            12 months
Terminal Capitalization Rate                               11.50%
Discount Rate                                              12.00%
Selling Costs                                              3.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $10,400,000 *           $39,098 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $10,400,000             $39,098 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $35,473 to $49,847
  Range of Sales $/Unit (Adjusted)                         $34,937 to $41,158
VALUE INDICATION - PRICE PER UNIT                          $10,200,000 *           $38,346 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       4.23 to 6.38
  Selected EGIM for Subject                                4.75
  Subject's Projected EGI                                  $2,198,116
EGIM ANALYSIS CONCLUSION                                   $10,100,000 *           $37,970 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $10,200,000 *           $38,346 / UNIT

RECONCILED SALES COMPARISON VALUE                          $10,200,000             $38,346 / UNIT

-------------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                          $10,200,000
  NOI Per Unit                                            $10,200,000
  EGIM Multiplier                                         $10,100,000
INDICATED VALUE BY SALES COMPARISON                       $10,200,000        $38,346 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                           $10,400,000
  Discounted Cash Flow Method:                            $10,400,000
INDICATED VALUE BY THE INCOME APPROACH                    $10,400,000        $39,098 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $10,300,000        $38,722 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 6664 Peachtree Industrial Blvd., Doraville, DeKalb County, Georgia. Doraville identifies it as 18-356-01-025.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Phillip McGinnis on May 9, 2003. Michael Bates, MAI has not made a personal inspection of the subject property. Phillip McGinnis performed the research, valuation analysis and wrote the report. Michael Bates, MAI reviewed the report and concurs with the value. Michael Bates, MAI and Phillip McGinnis have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 9, 2003. The date of the report is July 17, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

      "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:               6 to 12 months
  EXPOSURE PERIOD:                6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter Properties V, LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Doraville, Georgia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being multi-family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Winters Chapel Road
West   - Peeler Road
South  - I-285
North  - Jimmy Carter Blvd.

MAJOR EMPLOYERS

Major employers in the subject's area include Home Depot, Delta Air Lines, and United Parcel Service. Delta Air Lines continues to reduce their work force due to the downturn in the air transportation sector. The unemployment rate in Atlanta is up, but is still much lower than nationally. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                -------------------------------------------
CATEGORY                        1-Mi. RADIUS   3-Mi. RADIUS    5-Mi. RADIUS         MSA
-------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                   9,043          79,336         183,538       4,326,075
5-Year Population                   10,284          85,147         196,525       4,877,672
% Change CY-5Y                        13.7%            7.3%            7.1%           12.8%
Annual Change CY-5Y                    2.7%            1.5%            1.4%            2.6%

HOUSEHOLDS
Current Households                   4,995          37,664          79,503       1,580,438
5-Year Projected Households          5,658          40,011          84,746       1,773,314
% Change CY - 5Y                      13.3%            6.2%            6.6%           12.2%
Annual Change CY-5Y                    2.7%            1.2%            1.3%            2.4%

INCOME TRENDS
Median Household Income         $   53,019      $   55,021      $   59,653      $   61,400
Per Capita Income               $   32,579      $   34,473      $   37,883      $   25,922
Average Household Income        $   63,672      $   73,622      $   87,077      $   70,955

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                          AREA
                                    ----------------------------------------------
CATEGORY                            1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS         MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                70.36%            57.37%          47.33%           30.54%
5-Year Projected % Renting             70.84%            56.67%          47.34%           29.71%

% of Households Owning                 14.23%            28.39%          40.99%           61.85%
5-Year Projected % Owning              14.74%            29.35%          41.40%           63.29%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Apartments
South  - Residential
East   - Office
West   - Apartments

CONCLUSIONS

The subject is well located within the city of Doraville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                 MARKET ANALYSIS

The subject property is located in the city of Doraville in DeKalb County. The overall pace of development in the subject's market is more or less stable. There are currently no apartment complexes under construction in the submarket. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

   Period                        Region                         Submarket
--------------------------------------------------------------------------
    1Q03                         11.3%                            9.9%
    4Q02                         10.5%                            9.2%
   1 Year                         9.4%                            8.6%
   3 Years                        7.5%                            7.2%
   5 Years                        7.3%                            6.9%
5 Year Forecast                  11.7%                           10.4%

Source: Reis, Atlanta, Apartment: Sandy Springs/Dunwoody - 1st Quarter 2003

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Occupancy Rates have been decreasing over the past 5 years and are anticipated to continue to decline. Current economic conditions have made home ownership easier therefore many apartment residents are leaving to buy single-family residences.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                          HISTORICAL AVERAGE RENT

   Period               Region           % Change         Submarket       % Change
----------------------------------------------------------------------------------
    1998                  N/A                 -             $866              -
    1999                  N/A               N/A             $894            3.2%
    2000                  N/A               N/A             $930            4.0%
    2001                  N/A               N/A             $894           -3.9%
    2002                  N/A               N/A             $851           -4.8%
2003 Forecast             N/A               N/A             $831           -2.4%
2004 Forecast             N/A               N/A             $838            0.8%
2005 Forecast             N/A               N/A             $855            2.0%
2006 Forecast             N/A               N/A             $876            2.5%
2007 Forecast             N/A               N/A             $902            3.0%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                             COMPETITIVE PROPERTIES

No.              Property Name        Units     Ocpy.    Year Built    Proximity to subject
-------------------------------------------------------------------------------------------
R-1          The Landings              490       90%        1980        Less than .5 mile.
R-2          Kendal Creek              308       85%        1973        Less than .5 mile.
R-3          North Chase               519       90%        1970        Less than .5 miles.
R-4          Peachtree Place North     309       85%        1970        Less than .5 miles.
Subject      Foxfire Apartments        266       67%        1972

Since 2000, average rents have declined at nearly 4% per year. The market rate is forecast to begin a slow climb, however over the next five years is not expected to reach the high established in 2000.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                  PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                        24 acres, or 1,045,440 square feet
 Shape                            Generally rectangular
 Topography                       Rolling
 Utilities                        All necessary utilities are available to the
                                  site.
 Soil Conditions                  Stable
 Easements Affecting Site         None other than typical utility easements
 Overall Site Appeal              Average
 Flood Zone:
   Community Panel                1300650016H, dated May 7, 2001
   Flood Zone                     Zone X
 Zoning                           RM-100, the subject improvements represent a
                                  legal conforming use of the site.

REAL ESTATE TAXES

                                            ASSESSED VALUE - 2002
                              -----------------------------------------------      TAX RATE /         PROPERTY
PARCEL NUMBER                    LAND            BUILDING            TOTAL         MILL RATE            TAXES
--------------------------------------------------------------------------------------------------------------
18-356-01-025                 $6,408,300        $4,168,800        $10,577,100       $0.04             $159,968

IMPROVEMENT ANALYSIS

Year Built                        1972
Number of Units                   266
Net Rentable Area                 280,700 Square Feet
Construction:
  Foundation                      Reinforced concrete slab
  Frame                           Heavy or light wood
  Exterior Walls                  Stucco wall
  Roof                            Composition shingle over a wood truss
                                  structure
Project Amenities                 Amenities at the subject include a swimming
                                  pool, tennis court, gym room, car wash,
                                  barbeque equipment, meeting hall, business
                                  office, and parking area.
Unit Amenities                    Individual unit amenities include a balcony,
                                  cable TV connection, and washer dryer
                                  connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer and oven. Washer & Dryers are included in 1Br/1Ba units

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                    only. All other units have connections for washers & dryers.

Unit Mix:

                                                Unit Area
  Unit Type            Number of Units          (Sq. Ft.)
---------------------------------------------------------
1BR/1BA-1A10               144                      900
2BR/2BA-2A20                50                    1,150
3BR/2BA-3A20                72                    1,300

 Overall Condition                Average
 Effective Age                    25 years
 Economic Life                    45 years
 Remaining Economic Life          20 years
 Deferred Maintenance             None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 266-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                    COMPARABLE                    COMPARABLE
            DESCRIPTION                             SUBJECT                            I - 1                        I - 2
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                          Foxfire Apartments               Concord Crossing                Meadowrun Apartments
LOCATION:
  Address                                6664 Peachtree Industrial Blvd.  2935 Old Concord Rd, SE         3800 Brockett Trail
  City, State                            Doraville, Georgia               Smyrna, GA                      Clarkston, Georgia
  County                                 DeKalb                           Cobb                            DeKalb
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                 280,700                          207,460                         328,050
  Year Built                             1972                             1975                            1973
  Number of Units                        266                              190                             276
  Unit Mix:                                 Type                 Total     Type                  Total     Type               Total
                                         1BR/1BA-1A10              144    1BR/1BA                   30    1BR/1BA                42
                                         2BR/2BA-2A20               50    2BR/2BA                  127    2BR/2BA               138
                                         3BR/2BA-3A20               72    3BR/2BA                   33    3BR/2BA                96
  Average Unit Size (SF)                 1,055                            1,092                           1,189
  Land Area (Acre)                       24.0000                          15.7800                         19.1500
  Density (Units/Acre)                   11.1                             12.0                            14.4
  Parking Ratio (Spaces/Unit)            2.07                             N/A                             2.78
  Parking Type (Gr., Cov., etc.)         Garage, Open Covered             Open                            Open
CONDITION:                               0                                Good                            Good
APPEAL:                                  0                                Fair                            Good
AMENITIES:
  Pool/Spa                               Yes/No                           Yes/Yes                         Yes/Yes
  Gym Room                               Yes                              Yes                             No
  Laundry Room                           No                               No                              Yes
  Secured Parking                        No                               No                              No
  Sport Courts                           Yes                              Yes                             Yes
  Fireplace                              No                               No                              No
  Balcony                                Yes                              No                              Yes
OCCUPANCY:                               67%                              91%                             90%
TRANSACTION DATA:
  Sale Date                                                               July, 2002                      August, 2000
  Sale Price ($)                                                          $9,200,000                      $10,150,000
  Grantor                                                                 Garden Woodsong                 Thurman Dallas 1976
  Grantee                                                                 Woodsong Apartments             Graoch Associates #69
  Sale Documentation                                                      13561/2533                      11552/0794
  Verification                                                            Public Records                  Public Records
  Telephone Number
ESTIMATED PRO-FORMA:                                                         Total $   $/Unit    $/SF        Total $  $/Unit  $/SF
  Potential Gross Income                                                   $1,601,328  $8,428    $7.72    N/A
  Vacancy/Credit Loss                                                      $  160,133  $  843    $0.77    N/A
  Effective Gross Income                                                   $1,441,195  $7,585    $6.95     $2,329,560 $8,440  $7.10
  Operating Expenses                                                       $  627,000  $3,300    $3.02     $  966,000 $3,500  $2.94
  Net Operating Income                                                     $  814,195  $4,285    $3.92     $1,363,560 $4,940  $4.16
NOTES:
  PRICE PER UNIT                                                                     $48,421                         $36,775
  PRICE PER SQUARE FOOT                                                              $ 44.35                         $ 30.94
  EXPENSE RATIO                                                                         43.5%                           41.5%
  EGIM                                                                                  6.38                            4.36
  OVERALL CAP RATE                                                                      8.85%                          13.43%
  Cap Rate based on Pro Forma or Actual Income?                                    PRO FORMA                       PRO FORMA

                                                    COMPARABLE                  COMPARABLE                   COMPARABLE
            DESCRIPTION                               I - 3                        I - 4                        I - 5
------------------------------------------------------------------------------------------------------------------------------
  Property Name                          Highland Heights Apartments   Lincoln Parc Apartments     Kenridge Apartments
LOCATION:
  Address                                3028 Chamblee Tucker Road     2100 Winters Park Drive     3893 Kensington Road
  City, State                            Chamblee, Georgia             Atlanta, Georgia            Decatur, Georgia
  County                                 DeKalb                        DeKalb                      DeKalb
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                 220,665                       407,670                     319,150
  Year Built                             1970                          1986                        1988
  Number of Units                        181                           444                         326
  Unit Mix:                               Type                 Total    Type               Total     Type                Total
                                         1BR/1BA                  20   1BR/1BA               216   1BR/1BA                  40
                                         2BR/2BA                 161   2BR/2BA               228   2BR/1BA                  80
                                                                                                   2BR/2BA                 206
  Average Unit Size (SF)                 1,219                         918                         979
  Land Area (Acre)                       11.5000                       27.7400                     24.8500
  Density (Units/Acre)                   15.7                          16.0                        13.1
  Parking Ratio (Spaces/Unit)            2.54                          2.20                        2.44
  Parking Type (Gr., Cov., etc.)         Open                          Open                        Open
CONDITION:                               Good                          Good                        Good
APPEAL:                                  Good                          Good                        Good
AMENITIES:
  Pool/Spa                               Yes/Yes                                                   Yes/Yes
  Gym Room                               Yes                                                       Yes
  Laundry Room                           Yes                                                       Yes
  Secured Parking                        no                                                        Yes
  Sport Courts                           Yes                                                       Yes
  Fireplace                              No                                                        No
  Balcony                                No                                                        No
OCCUPANCY:                               90%                           90%                         90%
TRANSACTION DATA:
  Sale Date                              December, 2000                November, 2000              May, 2001
  Sale Price ($)                         $8,568,000                    $15,750,000                 $16,250,000
  Grantor                                Chapelwood Apartments, LP     Park Associates, Ltd.       Kenridge, Ltd.
  Grantee                                Miles - Barrington, LLC       I.S. Lincoln Parc LP        F.P.C./Kenridge Apartments,
                                                                                                   LP
  Sale Documentation                     11728/0592                    11693/0188                  12094/0615
  Verification                           Public Records                Public Records              Public Records
  Telephone Number
ESTIMATED PRO-FORMA:                       Total $    $/Unit   $/SF      Total $   $/Unit  $/SF       Total $    $/Unit   $/SF
  Potential Gross Income                 N/A                           N/A                         N/A
  Vacancy/Credit Loss                    N/A                           N/A                         N/A
  Effective Gross Income                  $1,751,016  $9,674   $7.94    $3,721,608 $8,382  $9.13    $2,629,560  $8,066   $8.24
  Operating Expenses                      $  579,200  $3,200   $2.62    $1,332,000 $3,000  $3.27    $  910,568  $2,793   $2.85
  Net Operating Income                    $1,171,816  $6,474   $5.31    $2,389,608 $5,382  $5.86    $1,718,992  $5,273   $5.39
NOTES:
  PRICE PER UNIT                                    $47,337                     $35,473                      $49,847
  PRICE PER SQUARE FOOT                             $ 38.83                      $38.63                      $ 50.92
  EXPENSE RATIO                                        33.1%                       35.8%                        34.6%
  EGIM                                                 4.89                        4.23                         6.18
  OVERALL CAP RATE                                    13.68%                      15.17%                       10.58%
  Cap Rate based on Pro Forma or Actual
    Income?                                       PRO FORMA                     PRO FORMA                   PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $35,473 to $49,847 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $34,937 to $41,158 per unit with a mean or average adjusted price of $38,336 per unit. The median adjusted price is $39,877 per unit. Based on the following analysis, we have concluded to a value of $40,000 per unit, which results in an "as is" value of $10,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

SALES ADJUSTMENT GRID

                                                                     COMPARABLE                  COMPARABLE
          DESCRIPTION                       SUBJECT                    I - 1                       I - 2
--------------------------------------------------------------------------------------------------------------------
  Property Name                        Foxfire Apartments     Concord Crossing              Meadowrun Apartments

  Address                              6664 Peachtree         2935 Old Concord Rd, SE       3800 Brockett Trail
                                       Industrial Blvd.

  City                                 Doraville, Georgia     Smyrna, GA                    Clarkston, Georgia
  Sale Date                                                   July, 2002                    August, 2000
  Sale Price ($)                                              $9,200,000                    $10,150,000
  Net Rentable Area (SF)               280,700                207,460                       328,050
  Number of Units                      266                    190                           276
  Price Per Unit                                              $48,421                       $36,775
  Year Built                           1972                   1975                          1973
  Land Area (Acre)                     24.0000                15.7800                       19.1500
VALUE ADJUSTMENTS                         DESCRIPTION            DESCRIPTION        ADJ.      DESCRIPTION       ADJ.
  Property Rights Conveyed             Fee Simple Estate      Fee Simple Estate       0%    Fee Simple Estate     0%
  Financing                                                   Cash To Seller          0%    Cash To Seller        0%
  Conditions of Sale                                          Arm's Length            0%    Arm's Length          0%
  Date of Sale (Time)                                         07-2002                 0%    08-2000               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                     $48,421                       $36,775
  Location                                                    Superior              -10%    Comparable            0%
  Number of Units                      266                    190                     0%    276                   0%
  Quality / Appeal                     Good                   Comparable              0%    Comparable            0%
  Age / Condition                      1972                   1975 / Good             0%    1973 / Good           0%
  Occupancy at Sale                    67%                    91%                     0%    90%                   0%
  Amenities                            Good                   Superior               -5%    Superior             -5%
  Average Unit Size (SF)               1,055                  1,092                   0%    1,189                 0%
PHYSICAL ADJUSTMENT                                                                 -15%                         -5%
FINAL ADJUSTED VALUE ($/UNIT)                                            $41,158                   $34,937

                                              COMPARABLE                   COMPARABLE                         COMPARABLE
          DESCRIPTION                           I - 3                         I - 4                              I - 5
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                        Highland Heights              Lincoln Parc Apartments           Kenridge Apartments
                                         Apartments
  Address                              3028 Chamblee Tucker Road     2100 Winters Park                 3893 Kensington Drive Road

  City                                 Chamblee, Georgia             Atlanta, Georgia                  Decatur, Georgia
  Sale Date                            December, 2000                November, 2000                    May, 2001
  Sale Price ($)                       $8,568,000                    $15,750,000                       $16,250,000
  Net Rentable Area (SF)               220,665                       407,670                           319,150
  Number of Units                      181                           444                               326
  Price Per Unit                       $47,337                       $35,473                           $49,847
  Year Built                           1970                          1986                              1988
  Land Area (Acre)                     11.5000                       27.7400                           24.8500
VALUE ADJUSTMENTS                         DESCRIPTION        ADJ.      DESCRIPTION           ADJ.        DESCRIPTION            ADJ.
  Property Rights Conveyed             Fee Simple Estate      0%     Fee Simple Estate        0%       Fee Simple Estate         0%
  Financing                            Cash To Seller         0%     Cash To Seller           0%       Cash To Seller            0%
  Conditions of Sale                   Arm's Length           0%     Arm's Length             0%       Arm's Length              0%
  Date of Sale (Time)                  12-2000                0%     11-2000                  0%       05-2001                   0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $47,337                    $35,473                                $49,847
  Location                             Superior              -5%     Comparable               0%       Superior                 -5%
  Number of Units                      181                    0%     444                      0%       326                       0%
  Quality / Appeal                     Comparable             0%     Comparable               0%       Superior                 -5%
  Age / Condition                      1970 / Good           -5%     1986 / Good              0%       1988 / Good               0%
  Occupancy at Sale                    90%                    0%     90%                      0%       90%                       0%
  Amenities                            Superior              -5%     Comparable               0%       Superior                -10%
  Average Unit Size (SF)               1,219                  0%     918                      0%       979                       0%
PHYSICAL ADJUSTMENT                                         -15%                              0%                               -20%
FINAL ADJUSTED VALUE ($/UNIT)                  $40,236                      $35,473                             $39,877

SUMMARY

VALUE RANGE (PER UNIT)                  $34,937  TO   $41,158
MEAN (PER UNIT)                         $38,336
MEDIAN (PER UNIT)                       $39,877
VALUE CONCLUSION (PER UNIT)             $40,000

VALUE OF IMPROVEMENT & MAIN SITE                                    $10,640,000
 LESS: LEASE-UP COST                                               -$   239,000
 PV OF CONCESSIONS                                                 -$   152,000
VALUE INDICATED BY SALES COMPARISON APPROACH                        $10,249,000
ROUNDED                                                             $10,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                            NOI PER UNIT COMPARISON

                                  SALE PRICE                    NOI/         SUBJECT NOI
COMPARABLE         NO. OF         ----------                  --------      -------------      ADJUSTMENT     INDICATED
    NO.            UNITS          PRICE/UNIT        OAR       NOI/UNIT      SUBJ. NOI/UNIT       FACTOR      VALUE/UNIT
-----------------------------------------------------------------------------------------------------------------------
   I-1              190           $ 9,200,000       8.85%    $  814,195       $1,130,611         0.992         $48,028
                                  $    48,421                $    4,285       $    4,250
   I-2              276           $10,150,000      13.43%    $1,363,560       $1,130,611         0.860         $31,639
                                  $    36,775                $    4,940       $    4,250
   I-3              181           $ 8,568,000      13.68%    $1,171,816       $1,130,611         0.657         $31,078
                                  $    47,337                $    6,474       $    4,250
   I-4              444           $15,750,000      15.17%    $2,389,608       $1,130,611         0.790         $28,015
                                  $    35,473                $    5,382       $    4,250
   I-5              326           $16,250,000      10.58%    $1,718,992       $1,130,611         0.806         $40,180
                                  $    49,847                $    5,273       $    4,250

                                   PRICE/UNIT

  Low         High         Average     Median
$28,015     $48,028        $35,788     $31,639

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                              $    40,000
Number of Units                                                               266

Value                                                                 $10,640,000
  Less: Lease-Up Cost                                                -$   239,000
  PV of Concessions                                                  -$   152,000
                                                                      -----------
Value Based on NOI Analysis                                           $10,249,000
                                                Rounded               $10,200,000

The adjusted sales indicate a range of value between $28,015 and $48,028 per unit, with an average of $35,788 per unit. Based on the subject's competitive position within the improved sales, a value of $40,000 per unit is estimated. This indicates an "as is" market value of $10,200,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                                    SALE PRICE
COMPARABLE        NO. OF            ----------            EFFECTIVE          OPERATING                    SUBJECT
    NO.            UNITS            PRICE/UNIT          GROSS INCOME          EXPENSE        OER        PROJECTED OER      EGIM
-------------------------------------------------------------------------------------------------------------------------------
   I-1             190              $ 9,200,000        $   1,441,195         $  627,000     43.51%                         6.38
                                    $    48,421
   I-2             276              $10,150,000        $   2,329,560         $  966,000     41.47%                         4.36
                                    $    36,775
   I-3             181              $ 8,568,000        $   1,751,016         $  579,200     33.08%                         4.89
                                                                                                           45.54%
                                    $    47,337
   I-4             444              $15,750,000        $   3,721,608         $1,332,000     35.79%                         4.23
                                    $    35,473
   I-5             326              $16,250,000        $   2,629,560         $  910,568     34.63%                         6.18
                                    $    49,847

                                      EGIM

Low         High         Average       Median
---         ----         -------       ------
4.23        6.38           5.21         4.89

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                               4.75
Subject EGI                                                          $ 2,198,116

Value                                                                $10,441,053
  Less: Lease-Up Cost                                               -$   239,000
  PV of Concessions                                                 -$   152,000
                                                                    ------------
Value Based on EGIM Analysis                                         $10,050,053
                                         Rounded                     $10,100,000

     Value Per Unit                                                  $    37,970

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 45.54% before reserves. The comparable sales indicate a range of expense ratios from 33.08% to 43.51%, while their EGIMs range from 4.23 to 6.38. Overall, we conclude to an EGIM of 4.75, which results in an "as is" value estimate in the EGIM Analysis of $10,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $10,200,000.

Price Per Unit                         $10,200,000
NOI Per Unit                           $10,200,000
EGIM Analysis                          $10,100,000

Sales Comparison Conclusion            $10,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                      Average
                Unit Area      --------------------
Unit Type       (Sq. Ft.)      Per Unit      Per SF     %Occupied
-----------------------------------------------------------------
1BR/1BA-1A10       900           $602         $0.67        62.5%
2BR/2BA-2A20      1150           $697         $0.61        74.0%
3BR/2BA-3A20      1300           $837         $0.64        69.4%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                  RENT ANALYSIS

                                                                        COMPARABLE RENTS
                                                           -------------------------------------------
                                                             R-1       R-2        R-3          R-4
                                                           -------------------------------------------
                                                             The      Kendal                Peachtree
                                                           Landings   Creek   North Chase  Place North
                                                           -------------------------------------------
                                                                     COMPARISON TO SUBJECT
                                         SUBJECT  SUBJECT  -------------------------------------------
                           SUBJECT UNIT   ACTUAL  ASKING                                     Slightly
      DESCRIPTION              TYPE        RENT    RENT    Similar   Similar    Similar      Superior
------------------------------------------------------------------------------------------------------
Monthly Rent               1BR/1BA-1A10  $   602  $   691  $   635   $   655    $   625      $   600
Unit Area (SF)                               900      900      880       710        700          800
Monthly Rent Per Sq. Ft.                 $  0.67  $  0.77  $  0.72   $  0.92    $  0.89      $  0.75

Monthly Rent               2BR/2BA-2A20  $   697  $   801  $   818   $   790    $   625      $   755
Unit Area (SF)                             1,150    1,150    1,215       880        775        1,152
Monthly Rent Per Sq. Ft.                 $  0.61  $  0.70  $  0.67   $  0.90    $  0.81      $  0.66

Monthly Rent               3BR/2BA-3A20  $   837  $   911  $   958   $   978    $   690      $   850
Unit Area (SF)                             1,300    1,300    1,410     1,337      1,338        1,352
Monthly Rent Per Sq. Ft.                 $  0.64  $  0.70  $  0.68   $  0.73    $  0.52      $  0.63

      DESCRIPTION             MIN      MAX     MEDIAN   AVERAGE
---------------------------------------------------------------
Monthly Rent               $   600  $   655   $   630   $   629
Unit Area (SF)                 700      880       755       773
Monthly Rent Per Sq. Ft.   $  0.72  $  0.92   $  0.82   $  0.82

Monthly Rent               $   625  $   818   $   773   $   747
Unit Area (SF)                 775    1,215     1,016     1,006
Monthly Rent Per Sq. Ft.   $  0.66  $  0.90   $  0.74   $  0.76

Monthly Rent               $   690  $   978   $   904   $   869
Unit Area (SF)               1,337    1,410     1,345     1,359
Monthly Rent Per Sq. Ft.   $  0.52  $  0.73   $  0.65   $  0.64

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                     Unit Area    ------------------       Monthly     Annual
  Unit Type     Number of Units      (Sq. Ft.)    Per Unit    Per SF       Income      Income
-----------------------------------------------------------------------------------------------
1BR/1BA-1A10        144                 900         $630      $0.70       $ 90,720   $1,088,640
2BR/2BA-2A20         50               1,150         $750      $0.65       $ 37,500   $  450,000
3BR/2BA-3A20         72               1,300         $900      $0.69       $ 64,800   $  777,600
                                                                          --------   ----------
                                                              Total       $193,020   $2,316,240
                                                                          ========   ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                 FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002          FISCAL YEAR 2003
                             -----------------------   -----------------------    ----------------------   -----------------------
                                      ACTUAL                    ACTUAL                    ACTUAL              MANAGEMENT BUDGET
                             -----------------------   -----------------------    ----------------------   -----------------------
       DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income              $2,268,475   $    8,528   $2,357,095   $    8,861   $2,301,640   $    8,653   $2,280,000   $    8,571

  Vacancy                    $  121,535   $      457   $  171,109   $      643   $  327,081   $    1,230   $  338,000   $    1,271
  Credit Loss/Concessions    $   49,442   $      186   $   87,275   $      328   $   98,007   $      368   $   63,300   $      238
                             -----------------------------------------------------------------------------------------------------
    Subtotal                 $  170,977   $      643   $  258,384   $      971   $  425,088   $    1,598   $  401,300   $    1,509

  Laundry Income             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue        $  103,944   $      391   $   92,477   $      348   $  202,306   $      761   $  141,300   $      531
                             -----------------------------------------------------------------------------------------------------
    Subtotal Other Income    $  103,944   $      391   $   92,477   $      348   $  202,306   $      761   $  141,300   $      531
                             -----------------------------------------------------------------------------------------------------
Effective Gross Income       $2,201,442   $    8,276   $2,191,188   $    8,238   $2,078,858   $    7,815   $2,020,000   $    7,594

Operating Expenses
  Taxes                      $  146,542   $      551   $  161,745   $      608   $  160,306   $      603   $  131,316   $      494
  Insurance                  $   34,247   $      129   $   51,599   $      194   $   51,260   $      193   $   54,439   $      205
  Utilities                  $  152,986   $      575   $  160,596   $      604   $  183,873   $      691   $  176,000   $      662
  Repair & Maintenance       $   61,568   $      231   $   75,015   $      282   $  142,884   $      537   $  172,960   $      650
  Cleaning                   $   63,903   $      240   $   80,761   $      304   $  100,200   $      377   $   69,500   $      261
  Landscaping                $   30,120   $      113   $   29,100   $      109   $   45,125   $      170   $        0   $        0
  Security                   $   27,801   $      105   $   24,960   $       94   $    6,648   $       25   $        0   $        0
  Marketing & Leasing        $   23,076   $       87   $   13,675   $       51   $   35,999   $      135   $   43,500   $      164
  General Administrative     $  285,032   $    1,072   $  293,831   $    1,105   $  269,050   $    1,011   $  220,892   $      830
  Management                 $  110,452   $      415   $  115,767   $      435   $  106,588   $      401   $  103,500   $      389
  Miscellaneous              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                             -----------------------------------------------------------------------------------------------------
Total Operating Expenses     $  935,727   $    3,518   $1,007,049   $    3,786   $1,101,933   $    4,143   $  972,107   $    3,655

  Reserves                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                             -----------------------------------------------------------------------------------------------------
Net Income                   $1,265,715   $    4,758   $1,184,139   $    4,452   $  976,925   $    3,673   $1,047,893   $    3,939
                             -----------------------------------------------------------------------------------------------------

                                  ANNUALIZED 2003
                             -----------------------
                                    PROJECTION                 AAA PROJECTION
                             -----------------------   --------------------------------
       DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT      %
---------------------------------------------------------------------------------------
Revenues
  Rental Income              $2,277,552   $    8,562   $2,316,240   $    8,708   100.0%

  Vacancy                    $  761,868   $    2,864   $  254,786   $      958    11.0%
  Credit Loss/Concessions    $   59,524   $      224   $   69,487   $      261     3.0%
                             ---------------------------------------------------------
    Subtotal                 $  821,392   $    3,088   $  324,274   $    1,219    14.0%

  Laundry Income             $        0   $        0   $        0   $        0     0.0%
  Garage Revenue             $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue        $  213,628   $      803   $  206,150   $      775     8.9%
                             ---------------------------------------------------------
    Subtotal Other Income    $  213,628   $      803   $  206,150   $      775     8.9%
                             ---------------------------------------------------------
Effective Gross Income       $1,669,788   $    6,277   $2,198,116   $    8,264   100.0%

Operating Expenses
  Taxes                      $  132,008   $      496   $  133,000   $      500     6.1%
  Insurance                  $   52,680   $      198   $   53,200   $      200     2.4%
  Utilities                  $  162,612   $      611   $  172,900   $      650     7.9%
  Repair & Maintenance       $  115,240   $      433   $  133,000   $      500     6.1%
  Cleaning                   $   90,704   $      341   $   79,800   $      300     3.6%
  Landscaping                $   35,932   $      135   $   34,580   $      130     1.6%
  Security                   $    8,292   $       31   $    7,980   $       30     0.4%
  Marketing & Leasing        $   41,952   $      158   $   37,240   $      140     1.7%
  General Administrative     $  262,636   $      987   $  239,400   $      900    10.9%
  Management                 $   78,588   $      295   $  109,906   $      413     5.0%
  Miscellaneous              $        0   $        0   $        0   $        0     0.0%
                             ---------------------------------------------------------

Total Operating Expenses     $  980,644   $    3,687   $1,001,006   $    3,763    45.5%

  Reserves                   $        0   $        0   $   66,500   $      250     6.6%
                             ---------------------------------------------------------
Net Income                   $  689,144   $    2,591   $1,130,611   $    4,250    51.4%
                             ----------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 14% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                     CAPITALIZATION RATES
                  --------------------------------------------------------------
                            GOING-IN                          TERMINAL
                  --------------------------------------------------------------
                   LOW                    HIGH       LOW                    HIGH
--------------------------------------------------------------------------------
RANGE             6.00%                  10.00%     7.00%                  10.00%
AVERAGE                      8.14%                             8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE    OCCUP.   PRICE/UNIT        OAR
---------------------------------------------------------
   I-1        Jul-02       91%      $ 48,421        8.85%
   I-2        Aug-00       90%      $ 36,775       13.43%
   I-3        Dec-00       90%      $ 47,337       13.68%
   I-4        Nov-00       90%      $ 35,473       15.17%
   I-5        May-01       90%      $ 49,847       10.58%
                                         High      15.17%
                                          Low       8.85%
                                      Average      12.34%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $10,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

approximately 36% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

  DISCOUNTED CASH FLOW ANALYSIS

                               FOXFIRE APARTMENTS

            YEAR                         APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
         FISCAL YEAR                         1             2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $2,316,240    $2,339,402    $2,374,493    $2,421,983    $2,482,533    $2,557,009

   Vacancy                              $  536,559    $  257,334    $  261,194    $  266,418    $  273,079    $  281,271
   Credit Loss                          $   69,487    $   70,182    $   71,235    $   72,659    $   74,476    $   76,710
   Concessions                          $  146,300    $   26,600    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
     Subtotal                           $  752,347    $  354,116    $  332,429    $  339,078    $  347,555    $  357,981

   Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  206,150    $  208,212    $  211,335    $  215,561    $  220,950    $  227,579
                                        --------------------------------------------------------------------------------
      Subtotal Other Income             $  206,150    $  208,212    $  211,335    $  215,561    $  220,950    $  227,579
                                        --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $1,770,043    $2,193,498    $2,253,399    $2,298,467    $2,355,929    $2,426,607

OPERATING EXPENSES:
   Taxes                                $  133,000    $  136,990    $  141,100    $  145,333    $  149,693    $  154,183
   Insurance                            $   53,200    $   54,796    $   56,440    $   58,133    $   59,877    $   61,673
   Utilities                            $  172,900    $  178,087    $  183,430    $  188,932    $  194,600    $  200,438
   Repair & Maintenance                 $  133,000    $  136,990    $  141,100    $  145,333    $  149,693    $  154,183
   Cleaning                             $   79,800    $   82,194    $   84,660    $   87,200    $   89,816    $   92,510
   Landscaping                          $   34,580    $   35,617    $   36,686    $   37,786    $   38,920    $   40,088
   Security                             $    7,980    $    8,219    $    8,466    $    8,720    $    8,982    $    9,251
   Marketing & Leasing                  $   37,240    $   38,357    $   39,508    $   40,693    $   41,914    $   43,171
   General Administrative               $  239,400    $  246,582    $  253,979    $  261,599    $  269,447    $  277,530
   Management                           $   88,502    $  109,675    $  112,670    $  114,923    $  117,796    $  121,330
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  979,602    $1,027,508    $1,058,038    $1,088,652    $1,120,737    $1,154,359

   Reserves                             $   66,500    $   68,495    $   70,550    $   72,666    $   74,846    $   77,092
                                        --------------------------------------------------------------------------------
NET OPERATING INCOME                    $  723,941    $1,097,495    $1,124,811    $1,137,148    $1,160,345    $1,195,155
                                        ================================================================================
   Operating Expense Ratio (% of EGI)         55.3%         46.8%         47.0%         47.4%         47.6%         47.6%
   Operating Expense Per Unit           $    3,683    $    3,863    $    3,978    $    4,093    $    4,213    $    4,340

            YEAR                         APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
         FISCAL YEAR                         7             8             9             10            11
----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $2,633,719    $2,712,731    $2,794,113    $2,877,936    $2,964,274

   Vacancy                              $  289,709    $  298,400    $  307,352    $  316,573    $  326,070
   Credit Loss                          $   79,012    $   81,382    $   83,823    $   86,338    $   88,928
   Concessions                          $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
     Subtotal                           $  368,721    $  379,782    $  391,176    $  402,911    $  414,998

   Laundry Income                       $        0    $        0    $        0    $        0    $        0
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  234,406    $  241,438    $  248,682    $  256,142    $  263,826
                                        ------------------------------------------------------------------
      Subtotal Other Income             $  234,406    $  241,438    $  248,682    $  256,142    $  263,826
                                        ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $2,499,405    $2,574,387    $2,651,618    $2,731,167    $2,813,102

OPERATING EXPENSES:
   Taxes                                $  158,809    $  163,573    $  168,480    $  173,535    $  178,741
   Insurance                            $   63,524    $   65,429    $   67,392    $   69,414    $   71,496
   Utilities                            $  206,452    $  212,645    $  219,025    $  225,595    $  232,363
   Repair & Maintenance                 $  158,809    $  163,573    $  168,480    $  173,535    $  178,741
   Cleaning                             $   95,285    $   98,144    $  101,088    $  104,121    $  107,245
   Landscaping                          $   41,290    $   42,529    $   43,805    $   45,119    $   46,473
   Security                             $    9,529    $    9,814    $   10,109    $   10,412    $   10,724
   Marketing & Leasing                  $   44,467    $   45,801    $   47,175    $   48,590    $   50,047
   General Administrative               $  285,856    $  294,432    $  303,265    $  312,363    $  321,734
   Management                           $  124,970    $  128,719    $  132,581    $  136,558    $  140,655
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,188,990    $1,224,660    $1,261,400    $1,299,242    $1,338,219

   Reserves                             $   79,404    $   81,787    $   84,240    $   86,767    $   89,370
                                        ------------------------------------------------------------------
NET OPERATING INCOME                    $1,231,010    $1,267,940    $1,305,979    $1,345,158    $1,385,513
                                        ==================================================================
   Operating Expense Ratio (% of EGI)         47.6%         47.6%         47.6%         47.6%         47.6%
   Operating Expense Per Unit           $    4,470    $    4,604    $    4,742    $    4,884    $    5,031

Estimated Stabilized NOI   $1,130,611   Sales Expense Rate   3.00%
Months to Stabilized               12   Discount Rate       12.00%
Stabilized Occupancy             89.0%  Terminal Cap Rate   11.50%

Gross Residual Sale Price   $12,047,936   Deferred Maintenance       $         0
 Less: Sales Expense        $   361,438   Add: Excess Land           $         0
                            -----------
Net Residual Sale Price     $11,686,498   Other Adjustments          $         0
                                                                     -----------
PV of Reversion             $ 3,762,740   Value Indicated By "DCF"   $10,442,544
Add: NPV of NOI             $ 6,679,805                 Rounded      $10,400,000
                            -----------
PV Total                    $10,442,544

                          "DCF" VALUE SENSITIVITY TABLE

                                                       DISCOUNT RATE
                               ---------------------------------------------------------------------------
   TOTAL VALUE                    11.50%            11.75%         12.00%          12.25%         12.50%
----------------------------------------------------------------------------------------------------------
                   11.00%      $10,955,228       $10,782,566    $10,613,578     $10,448,173    $10,286,264
                   11.25%      $10,863,811       $10,693,173    $10,526,161     $10,362,684    $10,202,655
TERMINAL CAP RATE  11.50%      $10,776,368       $10,607,667    $10,442,544     $10,280,911    $10,122,681
                   11.75%      $10,692,646       $10,525,800    $10,362,486     $10,202,618    $10,046,111
                   12.00%      $10,612,413       $10,447,343    $10,285,763     $10,127,587    $ 9,972,731

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

INCOME LOSS DURING LEASE-UP

The subject is currently 67% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $239,000 as shown in the following table.

       DESCRIPTION                         YEAR 1
--------------------------------------------------
"As Is" Net Operating Income              $723,941
Stabilized Net Operating Income           $991,626

                                          --------
Difference                                $267,684

PV of Income Loss During Lease-Up         $239,004

                                          --------
                              Rounded     $239,000
                                          --------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $152,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                               FOXFIRE APARTMENTS

                                                           TOTAL        PER Sq. Ft.      PER UNIT          %OF EGI
------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                           $  2,316,240     $      8.25    $      8,708

   Less: Vacancy & Collection Loss           14.00%    $    324,274     $      1.16    $      1,219

   Plus: Other Income
       Laundry Income                                  $          0     $      0.00    $          0          0.00%
       Garage Revenue                                  $          0     $      0.00    $          0          0.00%
       Other Misc. Revenue                             $    206,150     $      0.73    $        775          9.38%
                                                       -----------------------------------------------------------
               Subtotal Other Income                   $    206,150     $      0.73    $        775          9.38%

EFFECTIVE GROSS INCOME                                 $  2,198,116     $      7.83    $      8,264

OPERATING EXPENSES:
   Taxes                                               $    133,000     $      0.47    $        500          6.05%
   Insurance                                           $     53,200     $      0.19    $        200          2.42%
   Utilities                                           $    172,900     $      0.62    $        650          7.87%
   Repair & Maintenance                                $    133,000     $      0.47    $        500          6.05%
   Cleaning                                            $     79,800     $      0.28    $        300          3.63%
   Landscaping                                         $     34,580     $      0.12    $        130          1.57%
   Security                                            $      7,980     $      0.03    $         30          0.36%
   Marketing & Leasing                                 $     37,240     $      0.13    $        140          1.69%
   General Administrative                              $    239,400     $      0.85    $        900         10.89%
   Management                                 5.00%    $    109,906     $      0.39    $        413          5.00%
   Miscellaneous                                       $          0     $      0.00    $          0          0.00%

TOTAL OPERATING EXPENSES                               $  1,001,006     $      3.57    $      3,763         45.54%

   Reserves                                            $     66,500     $      0.24    $        250          3.03%
                                                       -----------------------------------------------------------

NET OPERATING INCOME                                   $  1,130,611     $      4.03    $      4,250         51.44%
                                                       ===========================================================

  "GOING IN" CAPITALIZATION RATE                              10.50%

  VALUE INDICATION                                     $ 10,767,720     $     38.36    $     40,480

  LESS: LEASE-UP COST                                 ($    239,000)
  PV OF CONCESSIONS                                   ($    152,000)

  "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)                  $ 10,376,720

                  ROUNDED                              $ 10,400,000     $     37.05    $     39,098

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE             ROUNDED          $/UNIT          $/SF
-----------------------------------------------------------------------
  9.75%     $11,205,006        $11,200,000        $42,105        $39.90
 10.00%     $10,915,106        $10,900,000        $40,977        $38.83
 10.25%     $10,639,347        $10,600,000        $39,850        $37.76
 10.50%     $10,376,720        $10,400,000        $39,098        $37.05
 10.75%     $10,126,308        $10,100,000        $37,970        $35.98
 11.00%     $ 9,887,278        $ 9,900,000        $37,218        $35.27
 11.25%     $ 9,658,872        $ 9,700,000        $36,466        $34.56

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $10,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis     $10,400,000
Direct Capitalization Method      $10,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $10,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                         Not Utilized
Sales Comparison Approach             $10,200,000
Income Approach                       $10,400,000
Reconciled Value                      $10,300,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 9, 2003 the market value of the fee simple estate in the property is:

                                   $10,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                         SUBJECT PHOTOGRAPHS

  [VIEW OF ENTRANCE SIGNAGE PICTURE]        [VIEW OF LEASING OFFICE PICTURE]

                                                 [TYPICAL VIEW OF POOL &
[EXTERIOR - APARTMENT BUILDING PICTURE]           TENNIS COURT PICTURE]


  [TYPICAL VIEW OF CLUBHOUSE PICTURE]    [EXTERIOR - APARTMENT BUILDING PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                               SUBJECT PHOTOGRAPHS

   [TYPICAL VIEW OF KITCHEN PICTURE]       [TYPICAL VIEW OF BEDROOM PICTURE]

 [TYPICAL VIEW OF LIVING ROOM PICTURE]     [TYPICAL VIEW OF BATHROOM PICTURE]

                                        [TYPICAL VIEW ALONG PEACHTREE INDUSTRIAL
[TYPICAL VIEW OF PARKING AREAS PICTURE]               BLVD. PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1            COMPARABLE I-2              COMPARABLE I-3
    CONCORD CROSSING        MEADOWRUN APARTMENTS     HIGHLAND HEIGHTS APARTMENTS
2935 Old Concord Rd, SE      3800 Brockett Trail     3028 Chamblee Tucker Road
       Smyrna, GA            Clarkston, Georgia          Chamblee, Georgia

       [PICTURE]                 [PICTURE]                  [PICTURE]

     COMPARABLE I-4             COMPARABLE I-5
LINCOLN PARC APARTMENTS      KENRIDGE APARTMENTS
2100 Winters Park Drive     3893 Kensington Road
    Atlanta, Georgia          Decatur, Georgia

       [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
           DESCRIPTION                                SUBJECT                                            R - 1
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Foxfire Apartments                               The Landings
  Management Company              AIMCO
LOCATION:
  Address                         6664 Peachtree Industrial Blvd.                  6520 Hillandal Drive
  City, State                     Doraville, Georgia                               Doraville, Georgia
  County                          DeKalb                                           DeKalb
  Proximity to Subject                                                             Less than .5 mile.
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          280,700                                          537,685
  Year Built                      1972                                             1980
  Effective Age                   25                                               20
  Building Structure Type         Brick                                            Brick
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 266                                              490
  Unit Mix:                            Type             Unit    Qty.   Mo. Rent       Type              Unit     Qty.      Mo.
                                  1 1BR/1BA-1A10        900     144     $602       1 1BR/1BA             880      235     $635
                                  2 2BR/2BA-2A20      1,150      50     $697       2 2BR/2BA           1,215      147     $818
                                  3 3BR/2BA-3A20      1,300      72     $837       3 3BR/2BA           1,410      108     $958
  Average Unit Size (SF)          1,055                                            1,097
  Unit Breakdown:                      Efficiency          2-Bedroom         19%        Efficiency       2-Bedroom          30%
                                       1-Bedroom   54%     3-Bedroom         27%        1-Bedroom   48%  3-Bedroom          22%
CONDITION:                        Fair                                             Average
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                       Attach. Garage           Vaulted Ceiling         Attach. Garage             Vaulted Ceiling
                                   X   Balcony                                      X   Balcony
                                       Fireplace                                        Fireplace
                                   X   Cable TV Ready                               X   Cable TV Ready
  Project Amenities                X   Swimming Pool                                X   Swimming Pool
                                       Spa/Jacuzzi       X      Car Wash                Spa/Jacuzzi                Car Wash
                                       Basketball Court  X      BBQ Equipment           Basketball Court           BBQ Equipment
                                       Volleyball Court         Theater Room        X   Volleyball Court           Theater Room
                                       Sand Volley Ball  X      Meeting Hall            Sand Volley Ball           Meeting Hall
                                   X   Tennis Court             Secured Parking     X   Tennis Court               Secured Parking
                                       Racquet Ball             Laundry Room        X   Racquet Ball       X       Laundry Room
                                       Jogging Track     X      Business Office         Jogging Track      X       Business Office
                                   X   Gym Room                                     X   Gym Room
OCCUPANCY:                        67%                                              90%
LEASING DATA:
  Available Leasing Terms         6, 9 & 12 Months                                 6, 9 & 12 Months
  Concessions                     1 month free
  Pet Deposit                     $300/$100 Refundable                             $300/$100 Refundable
  Utilities Paid by Tenant:            Electric                 Natural Gas             Electric                   Natural Gas
                                       Water                    Trash                   Water                      Trash
  Confirmation
  Telephone Number                                                                 877-740-7145
NOTES:
  COMPARISON TO SUBJECT:                                                           Similar

                                                    COMPARABLE                                            COMPARABLE
           DESCRIPTION                                R - 2                                                 R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Kendal Creek                                     North Chase
  Management Company              Waterton Property Management                     B&M Management
LOCATION:
  Address                         1700 Hunter Ridge Lane                           6750 Peachtree Industrial Blvd.
  City, State                     Norcross, Georgia                                Doraville, Georgia
  County                          Gwinnett                                         DeKalb
  Proximity to Subject            Less than .5 mile.                               Less than .5 miles.
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          283,599                                          394,101
  Year Built                      1973                                             1970
  Effective Age                   25                                               25
  Building Structure Type         Frame/Siding                                     Brick/Siding
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 308                                              519
  Unit Mix:                           Type               Unit     Qty.       Mo.         Type                Unit  Qty.      Mo.
                                    1  1BR/1BA           710      160      $655     1   1BR/1BA              700   311      $625
                                    2  2BR/2BA           880       61      $790     2   2BR/2BA              775   181      $625
                                    3  3BR/2BA         1,337       87      $978     3   3BR/2BA            1,338    27      $690
  Average Unit Size (SF)          921                                              759
  Unit Breakdown:                      Efficiency           2-Bedroom        20%        Efficiency               2-Bedroom    35%
                                       1-Bedroom    52%     3-Bedroom        28%        1-Bedroom    60%         3-Bedroom     5%
CONDITION:                        Fair                                             Average
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                       Attach. Garage             Vaulted Ceiling       Attach. Garage             Vaulted Ceiling
                                       Balcony                                      X   Balcony
                                       Fireplace                                    X   Fireplace
                                   X   Cable TV Ready                               X   Cable TV Ready
  Project Amenities                X   Swimming Pool                                X   Swimming Pool
                                       Spa/Jacuzzi                Car Wash          X   Spa/Jacuzzi           X    Car Wash
                                       Basketball Court           BBQ Equipment         Basketball Court      X    BBQ Equipment
                                       Volleyball Court           Theater Room          Volleyball Court           Theater Room
                                       Sand Volley Ball   X       Meeting Hall          Sand Volley Ball           Meeting Hall
                                   X   Tennis Court               Secured Parking       Tennis Court          X    Secured Parking
                                       Racquet Ball       X       Laundry Room          Racquet Ball               Laundry Room
                                       Jogging Track      X       Business Office       Jogging Track         X    Business Office
                                   X   Gym Room                                         Gym Room
OCCUPANCY:                        85%                                              90%
LEASING DATA:
  Available Leasing Terms         6, 9 & 12 month leases                           6, 9 & 12 month leases
  Concessions                     1 month free                                     1 month free
  Pet Deposit                     None required                                    N/A
  Utilities Paid by Tenant:            Electric                   Natural Gas           Electric                   Natural Gas
                                       Water                      Trash                 Water                      Trash
  Confirmation
  Telephone Number                866-361-2777                                     866-272-8117

NOTES:
  COMPARISON TO SUBJECT:          Similar                                          Similar

                                                    COMPARABLE
           DESCRIPTION                                R - 4
-----------------------------------------------------------------------------------
  Property Name                   Peachtree Place North
  Management Company              Community Living Concepts
LOCATION:
  Address                         4600 Peachtree Place Parkway
  City, State                     Doraville, Georgia
  County                          DeKalb
  Proximity to Subject            Less than .5 miles.
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          318,888
  Year Built                      1970
  Effective Age                   30
  Building Structure Type         Brick
  Parking Type (Gr., Cov., etc.)  Open
  Number of Units                 309
  Unit Mix:                               Type            Unit   Qty.          Mo.
                                    1    1BR/1BA            800  140         $600
                                    2    2BR/2BA          1,152  108         $755
                                    3    3BR/2BA          1,352   61         $850
  Average Unit Size (SF)          1,032
  Unit Breakdown:                      Efficiency             2-Bedroom        35%
                                       1-Bedroom     45%      3-Bedroom        20%
CONDITION:
APPEAL:
AMENITIES:
  Unit Amenities                       Attach. Garage            Vaulted Ceiling
                                   X   Balcony
                                   X   Fireplace
                                   X   Cable TV Ready
  Project Amenities                X   Swimming Pool
                                       Spa/Jacuzzi               Car Wash
                                       Basketball Court          BBQ Equipment
                                       Volleyball Court          Theater Room
                                       Sand Volley Ball     X    Meeting Hall
                                   X   Tennis Court              Secured Parking
                                       Racquet Ball         X    Laundry Room
                                       Jogging Track             Business Office
                                       Gym Room
OCCUPANCY:                        85%
LEASING DATA:
  Available Leasing Terms         12 month leases
  Concessions                     1 month free
  Pet Deposit                     $200/$100 refundable
  Utilities Paid by Tenant:            Electric                  Natural Gas
                                       Water                     Trash
  Confirmation
  Telephone Number                866-459-8419
NOTES:
  COMPARISON TO SUBJECT:          Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1           COMPARABLE R-2               COMPARABLE R-3
    THE LANDINGS             KENDAL CREEK                 NORTH CHASE
6520 Hillandal Drive    1700 Hunter Ridge Lane   6750 Peachtree Industrial Blvd.
 Doraville, Georgia        Norcross, Georgia           Doraville, Georgia

     [PICTURE]                [PICTURE]                    [PICTURE]

       COMPARABLE R-4
    PEACHTREE PLACE NORTH              N/A
4600 Peachtree Place Parkway
     Doraville, Georgia

         [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Phillip McGinnis provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Michael Bates
                                              ----------------------------
                                                   Michael Bates, MAI
                                          Assistant Manager, Real Estate Group
                                        State of Georgia, Certified General Real
                                               Property Appraiser #CG00685

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                              MICHAEL P. BATES, MAI
                        DIRECTOR - HEALTHCARE REAL ESTATE
                             AND ASSISTANT MANAGER,
                                REAL ESTATE GROUP

POSITION Michael P. Bates is the Assistant Manager of the Atlanta Real Estate Group of American Appraisal Associates, Inc. ("AAA"). He shares responsibility for the management, quality control, and review of commercial real estate assignments principally in the southeast United States. Mr. Bates is also the national Director - Healthcare Real Estate for AAA and is responsible for the management and valuation process for specialty health care facility assignments.

EXPERIENCE

  Valuation                  Mr. Bates has 17 years of commercial appraisal
                             experience. He has performed appraisals in 43 states and Canada, and he is currently a certified general appraiser in 21 states.

  Court Mr. Bates has been accepted as an expert witness and given testimony in federal bankruptcy court in Delaware. He has prepared many other appraisals that were submitted as expert evidence to federal bankruptcy court, but those cases were settled prior to testimony being required. Mr. Bates has testified in property tax appeal cases in California, Missouri, and Texas, and his hospital appraisals have been submitted in tax appeal cases in Pennsylvania, South Carolina, and South Dakota.

  Business Mr. Bates joined AAA in 1997. Prior to joining AAA, he was president of his own valuation company and was previously a vice president for both Gulf/Atlantic Valuation Services, Inc., and Valuation Counselors. Prior to gaining his appraisal experience, Mr. Bates worked seven years in commercial mortgage financing.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

EDUCATION             University of Tennessee - Knoxville
                      Master of Business Administration - Finance and Management
                      Bachelor of Science - Marketing

STATE                 State of Alabama, Certified General Real Property
 CERTIFICATIONS       Appraiser, #G00503

                      State of Arizona, Certified General Real Estate Appraiser, #31067

                      State of Arkansas, State Certified General
                      Appraiser, #CG1414N

                      State of California, Certified General Real Estate Appraiser, #AG026120

                      State of Colorado, Certified General Appraiser,
                      #CG40023849

                      State of Delaware, Certified General Appraiser,
                      #X1-0000352

                      State of Florida, Certified General Appraiser,
                      #0002494

                      State of Georgia, Certified General Real Property Appraiser, #CG00685

                      State of Illinois, State Certified General Real Estate Appraiser, #153001243

                      State of Maryland, Certified General Real Estate Appraiser, #10814

                      State of Michigan, Certified General Appraiser,
                      #1201069262

                      State of Mississippi, State Certified General Real Estate Appraiser, #GA-629

                      State of New Jersey, General Appraiser,
                      #42KG00195600

                      State of New York, Real Estate General Appraiser, #46000041317

                      State of North Carolina, Certified General Real Estate Appraiser, #A4095

                      Commonwealth of Pennsylvania, Certified General Appraiser, #GA001817R

                      State of South Carolina, Certified Real Estate Appraiser, #CG3059

                      State of Tennessee, Certified General Real Estate
                      Appraiser,

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                           #00051881

                           State of Texas, State Certified General Real Estate Appraiser, #TX-1328483-G

                           Commonwealth of Virginia, Certified General Real Estate Appraiser, #4001005254

                           State of Washington, Certified General Real Estate Appraiser, #1100998

PROFESSIONAL               Appraisal Institute, MAI Designated Member
  AFFILIATIONS

VALUATION AND              Appraisal Institute
  SPECIAL COURSES            All required courses
                             Standards of Professional Practice, Parts A and B
                             The Appraiser as an Expert Witness: Preparation and
                           Testimony
                             Litigation Appraising: Specialized Topics and
                             Applications
                             Separating Real and Personal Property from
                             Intangible
                             Business Assets
                           Specialty Courses
                             Hotel/Motel Valuation and Investment Seminar
                             Valuation of Special-Purpose Properties

PUBLICATIONS               "Estimating Hospital Real Property Values for Ad
                           Valorem Tax Purposes," Journal of Property Tax
                           Management, Fall 1997, republished by Appraisal
                           Institute in A Business Enterprise Value Anthology,
                           2001

                           Co-authored "Abnormal Investor Returns Resulting from the Burroughs and Memorex Merger," Mergers & Acquisitions, June 1984

AMERICAN APPRAISAL ASSOCIATES, INC.
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
FOXFIRE APARTMENTS, DORAVILLE, GEORGIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.